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                                EXHIBIT 23.(d)(2)

                        Administrative Services Agreement

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                          TRANSAMERICA INVESTORS, INC.
                     ON BEHALF OF TRANSAMERICA PREMIER FUNDS

                        ADMINISTRATIVE SERVICES AGREEMENT

      This Agreement is entered into as of January 1, 2004 by Transamerica Investment Management, LLC ("TIM") and AEGON/Transamerica Fund Services, Inc. ("ATFS") on behalf of Transamerica Premier Funds (the "Fund");

      WHEREAS, the Fund is a diversified, open-end management investment company consisting of separate series or investment portfolios (each, a "Portfolio"; collectively, the "Portfolios);

      WHEREAS, ATFS is an administrative services company located at 570 Carillon Parkway, St. Petersburg, Florida, 33716, and is a wholly-owned subsidiary of Western Reserve Life Assurance Co. of Ohio;

      WHEREAS, the Fund has entered into an Investment Advisory Agreement with TIM, dated as of May, 1, 2000, as amended, wherein TIM shall furnish or make available to the Fund administrative services;

      WHEREAS, TIM seeks to engage ATFS to furnish the Fund with administrative services to assist the Fund in carrying out certain of its functions and operations;

      WHEREAS, ATFS desires to provide administrative services to the Fund, in accordance with the terms of this Agreement; and

      WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by ATFS to the Fund and the terms and conditions under which such services will be rendered;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

      1. ADMINISTRATIVE SERVICES PROVIDED. ATFS shall provide supervisory and administrative services to each Portfolio of the Fund. Subject to the overall supervision of the Board of Directors of the Fund shall furnish to the Fund:

            - The services of personnel to supervise and perform all administrative, clerical, recordkeeping and bookkeeping services of the Fund;

            - To the extent agreed upon by the parties hereto from time to time, monitor and verify Investors Bank & Trust Company's daily calculation of net asset values;

            - Preparation and filing of all returns and reports in connection with federal, state and local taxes;

            - Shareholder relations functions, including preparation of notices to shareholders;

            - Regulatory reporting and compliance, including preparation of any required amendments, supplements or renewals of registration statements, qualifications or prospectuses under the Securities Act of 1933 and the securities laws of any states or territories subsequent to the effectiveness of the initial registration statement under the Securities Act of 1933;

            - All other matters relating to the operation of the Fund and Portfolios, other than investment management and distribution functions;

            - Supervise and coordinate the Funds' custodian and its dividend disbursing agent and monitor their service to the Funds and Portfolios;

            -     Assist the Fund in preparing reports to shareholders; and

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            -     Provide office space, telephones and other office equipment as necessary in order for ATFS to perform administrative services to the Fund and described herein.

      2. OBLIGATIONS OF THE PORTFOLIOS. The Fund and Portfolios shall have the following obligations under this Agreement:

                  (a) to provide ATFS with access to all information, documents and records of and about the Fund and Portfolios that are necessary for ATFS to carry out the performance of its duties under this Agreement;

                  (b) to furnish ATFS with a certified copy of any financial statement or report prepared for the Fund or Portfolios by certified or independent public accountants, and with copies of any financial statements or reports made by the Fund or Portfolios to its shareholders or to any governmental body or securities exchange; and

                  (c) to pay ATFS the amount defined on Schedule A of this Agreement, within fifteen calendar days following the end of such calendar month. ATFS shall be responsible for providing all personnel, materials, and other resources necessary in order for ATFS to perform its obligations under Section 1 of this Agreement.

      3. INVESTMENT COMPANY ACT COMPLIANCE. In performing services hereunder, ATFS shall at all times comply with applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and any other federal or state securities laws. In addition, and without limiting the foregoing, this Agreement is subject to the 1940 Act and rules thereunder; to the extent that any provision of this Agreement would require a party to take any action prohibited by the 1940 Act and rules thereunder, or would preclude an party from taking any action required by the 1940 Act and rules thereunder, then it is the intention of the parties hereto that such provision shall be enforced only to the extent permitted under the 1940 Act and rules thereunder; and that all other provisions of this Agreement shall remain valid and enforceable as if the provision at issue had never been a part hereof.

      4. RECORDS. ATFS recognizes and agrees that, pursuant to Rule 31a-3 under the 1940 Act, records required to be maintained by the Fund pursuant to Rule 31a-1 and/or Rule 31a-2 under the 1940 Act that are maintained by ATFS, for and on behalf of the Fund, are the property of the Fund; shall be maintained, updated, preserved, and made available in accordance with the 1940 Act and rules thereunder; and will be surrendered promptly to the Fund upon request.

      5.    TERM AND TERMINATION.

                  (a) This Agreement shall continue in effect until terminated pursuant to provisions hereof.

                  (b) This Agreement may be terminated at any time, without penalty, by the Fund by giving 60 days' written notice of such termination to ATFS at its principal place of business; or may be terminated at any time by ATFS by giving 60 days' written notice of such termination to each of the Fund at its principal place of business.

      6. AMENDMENTS. This Agreement may be amended only by written instrument signed by the parties hereto.

      7. PRIOR AGREEMENTS. This Agreement supersedes all prior written agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ATTEST:                                 TRANSAMERICA INVESTMENT MANAGEMENT, LLC

By:                                     By:
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Name: John K. Carter                    Name: Brian C. Scott
Title: Vice President                   Title: Manager

ATTEST:                                   AEGON/TRANSAMERICA FUND SERVICES, INC.

By:                                     By:
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Name: John K. Carter                    Name: Brian C. Scott
Title:Senior Vice President,            Title: President and Chief Executive
      Secretary And General Counsel            Officer

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                                   SCHEDULE A

      The fees for internal fund administration services (including legal, compliance and accounting) for 2004 will be as follows:

            There is an aggregate minimum for all of the Portfolios of Transamerica Premier Funds that is calculated at $35,000 times the weighted average number of Portfolios in Transamerica Premier Funds for 2004. If the asset base is above the minimum fee, the fees will be charged at 0.015% of the net assets of each Portfolio.

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